February 9, 2018

Fabian Gomez

Dear Fabian:

We are pleased to inform you that the Company’s Board of Directors (“Board”) has approved a special severance benefit program for you (“Executive”). The purpose of this letter agreement is to set forth the terms and conditions of Executive’s severance benefits.

The severance benefits outlined herein will become payable should Executive’s employment terminate under certain circumstances or following a substantial change in ownership or control of the Company.

1.	Definitions
For purposes of this letter agreement (“Agreement”), the following definitions will be in effect:

a.
"Accrued Obligations" shall mean, as of the Date of Termination, (i) Executive's full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not yet paid, (ii) the amount of any bonus, cash or incentive compensation earned (and so certified by the Compensation Committee, if applicable) and not forfeited hereunder by Executive as of the Date of Termination to the extent not yet paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination but not yet paid. For purposes of determining an Accrued Obligation under this Agreement, no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.

b.	“Cause” has the meaning given to it in Section 2.1(g) of the Company’s Stock Incentive Plan as of the date hereof.

c.	“Change in Control” has the meaning given to it in Section 13.1 of the Company’s Stock Incentive Plan as of the date hereof.

d.	"Date of Termination" means the date Notice of Termination is given or any later date specified therein.

e.	“Company’s Stock Incentive Plan” or the “Plan” shall mean Westwood Holdings Group, Inc.’s Fourth Amended and Restated Stock Incentive Plan, as amended from time to time.

f.	“Good Reason” has the meaning given to it in Section 2.1(r) of the Company’s Stock Incentive Plan as of the date hereof.

g.	“NCNS” means that certain Employee Confidentiality and Non-Compete Agreement entered into by Company and Executive on February 8, 2018.

200 Crescent Court, Suite 1200, Dallas, TX 75201 | 214.756.6900 | westwoodgroup.com

h.
"Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination; provided such Notice of Termination may be conditional if coupled with a notice of the Board's consideration of "Cause" or Executive's intention to resign for "Good Reason," as the case may be, as provided in this Agreement.

2.	Termination

a.
Termination for Cause. The Company may terminate Executive's employment at any time for Cause. Cause shall be determined by the affirmative vote of at least seventy-five percent (75%) of the members of the Board (excluding Executive, if a Board member, and excluding any member of the Board involved in events leading to the Board's consideration of terminating Executive for Cause). Executive shall be given thirty (30) days' written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is then found to exist by the Board) and shall be given an opportunity, prior to the vote on Cause, to appear before the Board, with or without counsel at Executive's election, to present arguments on his behalf. The notice to Executive of the Board meeting shall include a description of the specific reasons for such consideration of Cause. During the notice period described herein, the Company shall not be prevented or delayed in its ability to enforce the restrictive covenants contained in the NCNS. For purposes of this Section 2(a), no act or failure to act, on the part of Executive, shall be considered willful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.

b.
Termination by Executive with Good Reason. Executive may terminate his employment at any time for Good Reason, if (i) an event or condition occurs which constitutes Good Reason; and (ii) Executive provides the Company with written notice that he intends to resign for Good Reason and (A) such written notice includes a specific description of the events or conditions Executive is relying upon which constitute Good Reason; (B) as of the thirtieth (30th) day following the date notice is given by Executive to the Company, such events or conditions have not been corrected in all material respects; and (C) Executive's resignation is effective within ninety (90) days of the date Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies which constitutes Good Reason.

c.	Termination by Executive without Good Reason. Executive may terminate his employment at any time without Good Reason, with at least twelve (12) months’ prior written notice to the Company.

d.	Termination by the Company without Cause. The Company may terminate Executive's employment at any time without Cause, with at least thirty (30) days' prior written notice.

e.	Termination due to Executive's Death. Executive's employment will automatically terminate on the date of his death.

f.	Notice of Termination. Any termination of Executive's employment, except due to Executive's death, shall be communicated by a Notice of Termination to the other party hereto.

3.
Obligations of the Company Upon Termination or Change in Control. Executive's entitlements upon termination of employment or Change in Control are set forth below. Except to the extent otherwise provided in this Agreement, all benefits, including stock option grants, restricted shares and awards under the Company’s Stock Incentive Plan, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. The payments and benefits contemplated by this Agreement are in addition to, and not in lieu of, any payments or benefits payable to Executive upon his termination of employment pursuant to any Company severance plan, policy or arrangement, except to

200 Crescent Court, Suite 1200, Dallas, TX 75201 | 214.756.6900 | westwoodgroup.com

the extent such payments or benefits duplicate any payments or benefits payable to Executive under this Agreement.

a.
Death. If Executive's employment terminates by reason of his death, the following shall occur: (i) Executive's Accrued Obligations not yet paid within thirty (30) days following the Date of Termination shall become payable; and (ii) all unvested stock options, restricted shares and other equity compensation awards pursuant to the Company’s Stock Incentive Plan (assuming, in the case of any performance-based award, that the applicable performance goals were achieved at 100% of “target” performance) shall become vested.

b.
By the Company for Cause or by Executive without Good Reason. If Executive's employment is terminated for Cause by the Company or if Executive terminates Executive's employment without Good Reason, then the Company shall pay Executive only the Accrued Obligations not yet paid within thirty (30) days following the Date of Termination. Any vested stock options shall be exercisable in accordance with the provisions of the applicable agreement or award, and all unvested stock options and all unvested restricted shares shall be forfeited.

c.
By the Company without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, then the Company shall pay Executive the Accrued Obligations not yet paid within thirty (30) days following the Date of Termination. If, in addition, Executive (i) complies fully with all obligations under this Agreement and the NCNS, and (ii) executes and does not revoke a general release of claims (in a form reasonably acceptable to both Executive and Company) releasing and waiving any and all claims that Executive has or may have against Company and/or any of its current and former directors, officers, employees, agents, successors and assigns arising out of or related to his employment with Company (other than Company obligations set forth herein that specifically survive Executive’s termination of employment), then:

i.
All unvested time-based restricted stock awards that are outstanding immediately prior to the Date of Termination will not be forfeited upon termination, but will remain outstanding and continue to vest in accordance with the vesting schedules set forth in the relevant award agreements.

ii.
All unvested performance-based restricted stock awards that are outstanding immediately prior to the Date of Termination will not be forfeited upon termination, but will remain outstanding and will, as applicable, (A) continue to vest in accordance with the vesting schedules set forth in the relevant award agreements and (B) vest or be forfeited in accordance with the terms of the applicable award agreement based on actual performance for the applicable performance period.

To the extent necessary to give effect to the foregoing, this Agreement will serve as an amendment to the outstanding restricted stock awards previously granted to Executive on each of the following dates: July 28, 2015, February 23, 2016, and February 23, 2017.

d.
Change in Control. Upon a Change in Control, each outstanding option or restricted stock award shall become 100% vested and exercisable as of the date ten (10) days prior to the date of the Change in Control pursuant to Section 13 of the Company’s Stock Incentive Plan, provided that the Executive’s employment has not terminated prior to such date.

4.
Amendment or Waiver. This Agreement may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

200 Crescent Court, Suite 1200, Dallas, TX 75201 | 214.756.6900 | westwoodgroup.com

5.
Representations. Executive has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the payments and benefits contemplated by this Agreement. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that he (and not the Company) is responsible for his own tax liability that may arise as a result of the payments and benefits payable under this Agreement.

6.	Section 409A Matters.

a.
Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive's employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A.

b.
Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive's receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive's death or (ii) the date that is six months after the Date of Termination (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

In addition, the terms and conditions of your employment, as stated in this letter or as made known to you at any time during your employment, are subject to change at any time, with or without notice.

Please indicate your acceptance of this Agreement below and return the original to me no later than February 16, 2018. Please keep a copy of this letter for your personal records.

Sincerely,

/s/ Brian O. Casey

200 Crescent Court, Suite 1200, Dallas, TX 75201 | 214.756.6900 | westwoodgroup.com

I accept the letter agreement (“Agreement”) as stated above. I understand and acknowledge that this Agreement does not guarantee me employment for any period of time and that the employment relationship between the Company and me will be "at will," which means that either the Company or I may terminate the relationship at any time. I also understand and acknowledge that, subject to the terms stated above, the Company may change the terms and conditions of my employment at any time.

Signature:

/s/ Fabian Gomez                 February 9, 2018
Fabian Gomez        Date

Enclosures

cc: J. Gerron

200 Crescent Court, Suite 1200, Dallas, TX 75201 | 214.756.6900 | westwoodgroup.com